Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 333-112133) filed January 23, 2004, of our report, dated September 6, 2005, on our audit of the consolidated balance sheet as of June 30, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the  years in the two-year period ended June 30, 2005, which report is included in the Annual Report on Form 10-KSB of Pro-Dex, Inc.

/s/ Moss Adams LLP

Los Angeles, California
September 27, 2005